EXHIBIT 5.1

STROOCK & STROOCK & LAVAN LLP

180 MAIDEN LANE

NEW YORK, NY 10038

November 30, 2016

AMETEK, Inc.

1100 Cassatt Road, P.O. Box 1765

Berwyn, Pennsylvania

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to you (the “Company”) in connection with the preparation and filing of the above-captioned Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering 100,000 shares (the “Original Shares”) of the Company’s Common Stock, par value $.01 per share (the “Common Stock”), which have been or may be purchased on the open market from time to time for participants in the Superior Tube Company, Inc. Union 401(k) Plan (the “Plan”) and such additional shares (the “Additional Shares”) as may be issued pursuant to antidilution provisions of the Plans. The Original Shares and the Additional Shares are hereinafter referred to together as the “Shares.”

We have examined copies of the Certificate of Incorporation and the By-laws of the Company, each as amended to date, the Registration Statement (including the exhibits thereto), the Plan, resolutions of the Board of Directors of the Company, and the originals, copies or certified copies of all such records of the Company, and all such agreements, certificates of public officials, certificates of officers and representatives of the Company or others, and such other documents, papers, statutes and authorities as we have deemed necessary to form the basis of the opinion hereinafter expressed. In such examination, we have assumed the genuineness of signatures and the conformity to original documents of the documents supplied to us as copies. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers of the Company and others.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not purport to be experts on, or express any opinion herein concerning, any law other than the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

Based upon the foregoing, we are of the opinion that (i) the Original Shares have been duly authorized and are validly issued, fully paid and nonassessable and (ii) the Additional Shares have been duly authorized and, upon issuance thereof under the circumstances contemplated in the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to your filing a copy of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ STROOCK & STROOCK & LAVAN LLP